PRICING SUPPLEMENT
Dated August 3, 2022
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333‑263376
(To Prospectus dated May 27, 2022,
Index Supplement dated May 27, 2022
and Product Supplement dated May 27, 2022)

UBS AG $6,717,000 Trigger Callable Yield Notes

Linked to the S&P 500® Index due November 8, 2023

Investment Description

UBS AG Trigger Callable Yield Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the S&P 500® Index (the “underlying asset”). UBS will pay a coupon on each coupon payment date regardless of the performance of the underlying asset, unless UBS has previously elected to call the Notes. UBS may elect to call the Notes at its discretion in whole, but not in part (an “issuer call”), on any call date regardless of the performance of the underlying asset on such call date. Each “call date” is as specified under “Call Dates and Coupon Payment Dates” herein. If UBS elects to call the Notes prior to maturity, UBS will pay you on the coupon payment date following such call date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. If UBS does not elect to call the Notes and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Note equal to the principal amount, plus the coupon otherwise due. If, however, UBS does not elect to call the Notes and the final level is less than the downside threshold, in addition to the coupon otherwise due, at maturity UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline of the underlying asset from the initial level to the final level (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of losing a significant portion or all of your initial investment at maturity if the final level is less than the downside threshold. UBS may elect to call the Notes at its discretion on any call date regardless of the closing level of the underlying asset on such call date. Generally, higher coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑   Income — Regardless of the performance of the underlying asset, UBS will pay you a coupon on each coupon payment date unless the Notes were previously subject to an issuer call.

❑   Issuer Call Feature — UBS may elect to call the Notes at its discretion in whole, but not in part, on any call date regardless of the closing level of the underlying asset on such call date. If UBS elects to call the Notes, on the call settlement date UBS will pay you a cash payment per Note equal to your principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes on a call date, UBS will deliver written notice to the trustee.

❑  Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If by maturity UBS has not elected to call the Notes and the final level is equal to or greater than the downside threshold, UBS will repay you the principal amount per Note at maturity, plus the coupon otherwise due. If, however, the final level is less than the downside threshold, in addition to the coupon otherwise due, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	August 3, 2022
Settlement Date*	August 8, 2022
Call Dates**	Monthly (beginning after 3 months) (see page 4)
Final Valuation Date**	November 3, 2023
Maturity Date**	November 8, 2023

*  We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

** Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Coupon Rate	Initial Level	Downside Threshold	CUSIP	ISIN
S&P 500® Index	SPX	8.81% per annum	4,155.17	3,116.38, which is 75.00% of the Initial Level	90289U601	US90289U6010

The estimated initial value of the Notes as of the trade date is $9.798. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public	Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P 500® Index	$6,717,000.00	$10.00	$67,170.00	$0.10	$6,649,830.00	$9.90

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market‑Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm

♦Index Supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Callable Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated May 27, 2022, references to the “index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk that of as a hypothetical investment in the underlying asset or the stocks comprising the underlying asset (the “underlying constituents”).

♦You believe that the final level will be equal to or greater than the downside threshold.

♦You understand and accept that you will not participate in any increase in the level of the underlying asset and that your potential return is limited to the coupons received, which will be based on the duration of the Notes and the coupon rate.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You are willing to invest in the Notes based on the downside threshold and coupon rate specified on the cover hereof.

♦You are willing to forgo any dividends paid on the underlying constituents.

♦You are willing to invest in Notes that UBS may elect to call prior to maturity, you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying asset.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of a significant portion or all of your initial investment or you are not willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying asset or the underlying constituents.

♦You believe that the level of the underlying asset will decline during the term of the Notes and that the final level is likely to be less than the downside threshold.

♦You seek an investment that participates in the increase of the level of the underlying asset or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the underlying asset.

♦You are unwilling to invest in the Notes based on the downside threshold or coupon rate specified on the cover hereof.

♦You are unwilling to forgo any dividends paid on the underlying constituents.

♦You are unable or unwilling to invest in Notes that UBS may elect to call prior to maturity, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying asset.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$10 per Note
Term	Approximately 15 months, unless UBS elects to call the Notes.
Underlying Asset	S&P 500® Index
Coupon Payments & Coupon Rate

UBS will pay a coupon on each coupon payment date (including the maturity date) in arrears in equal installments, regardless of the performance of the underlying asset, unless UBS has previously elected to call the Notes.

The coupon is a fixed amount based upon equal periodic installments at a per annum rate (the “coupon rate”). The table below reflects the coupon rate and coupon for each Note that would be paid on each coupon payment date on which the Notes are still outstanding. The total coupon payable will be based on the duration of the Notes.

	Coupon Rate	8.81%
	Coupon	$0.0734

Issuer Call Feature

UBS may elect to call the Notes at its discretion in whole, but not in part, on any call date regardless of the closing level of the underlying asset on such call date.

If UBS elects to call the Notes, UBS will pay you on the coupon payment date following such call date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due (the “call settlement amount”), and no further payments will be made on the Notes. Before UBS elects to call the Notes on a call date, UBS will deliver written notice to the trustee.

Payment at Maturity (per Note)

If UBS does not elect to call the Notes and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $10

If UBS does not elect to call the Notes and the final level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 𐌢 (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Downside Threshold(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Initial Level(1)	The closing level of the underlying asset on the trade date, as specified on the cover hereof.
Final Level(1)	The closing level of the underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”, in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of the underlying asset is observed and the final terms of the Notes are set.

Coupon Payment Dates (if UBS has not previously elected to call the Notes)	UBS pays the applicable coupon.

Call Dates Prior to the Final Valuation Date (Monthly, beginning after 3 months)

UBS may elect to call the Notes at its discretion in whole, but not in part, on any call date regardless of the closing level of the underlying asset on such call date on such call date.

If UBS elects to call the Notes, on the call settlement date UBS will pay you a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If UBS does not elect to call the Notes and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $10

If UBS does not elect to call the Notes and the final level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$10 𐌢 (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of losing a significant portion or all of your initial investment at maturity if the final level is less than the downside threshold. UBS may elect to call the Notes at its discretion in whole, but not in part, on any call date regardless of the closing level of the underlying asset on such call date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose a significant portion or all of your initial investment if UBS does not elect to call the Notes and the final level is less than the downside threshold. Specifically, if UBS does not elect to call the Notes and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Call Dates(1) and Coupon Payment Dates(1)

Call Dates	Coupon Payment Dates / Call Settlement Dates(if called, as applicable)	Call Dates	Coupon Payment Dates / Call Settlement Dates(if called, as applicable)
	September 12, 2022	May 8, 2023	May 10, 2023
	October 13, 2022	June 8, 2023	June 12, 2023
November 8, 2022	November 10, 2022	July 10, 2023	July 12, 2023
December 8, 2022	December 12, 2022	August 8, 2023	August 10, 2023
January 9, 2023	January 11, 2023	September 8, 2023	September 12, 2023
February 8, 2023	February 10, 2023	October 10, 2023	October 12, 2023
March 8, 2023	March 10, 2023	Final Valuation Date*	Maturity Date
April 10, 2023	April 12, 2023
*	The final valuation date is not a call date.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset or in the underlying constituents. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If UBS does not elect to call the Notes and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

♦The stated payout from the issuer applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an issuer call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at such time is equal to or greater than the downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.

♦Your potential return on the Notes is limited to the coupons received, you will not participate in any increase in the level of the underlying asset or underlying constituents and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified coupon rate regardless of any increase of the level of the underlying asset. If UBS elects to call the Notes, you will not receive any coupons or any other payment with respect to any coupon payment date after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If UBS does not elect to call the Notes, you may be subject to the decline of the underlying asset even though you cannot participate in any increase in the level of the underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in the underlying asset or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of the underlying constituents.

♦A higher coupon rate or lower downside threshold may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the coupon rate and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the final level could be less than the downside threshold and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold than those terms on otherwise comparable securities. Therefore, a relatively higher coupon rate may indicate an increased risk of loss. Further, a relatively lower downside threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

♦UBS may elect to call the Notes and the Notes are subject to reinvestment risk — UBS may elect to call the Notes at its discretion in whole, but not in part, on any call date regardless of the closing level of the underlying asset on such call date. If UBS elects to call your Notes early, you will no longer have the opportunity to receive any coupons after the applicable call settlement date. UBS may elect to call the Notes as early as the first call date and therefore you may not have the opportunity to receive any coupons after the applicable call settlement date. In the event UBS elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return for a similar level of risk. Further, UBS’ right to call the Notes may also adversely impact your ability to sell your Notes in the secondary market.

It is more likely that UBS will elect to call the Notes prior to maturity when the remaining coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. UBS is less likely to call the Notes prior to maturity when the remaining coupons payable on the Notes are less than the interest that would be payable on other comparable instruments issued by UBS. Therefore, the Notes are more likely to remain outstanding when the remaining amount payable on the Notes is less than what would be payable on other comparable instruments.

♦An investment in Notes with coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features — Because of the issuer call and coupon features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the market value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the coupon rate and UBS elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset and its underlying constituents and underlying constituent issuers, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying constituent issuers and, therefore, the underlying asset. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and underlying constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance as to whether UBS will elect to call the Notes and, if not called, whether the final level will be equal to or greater than the downside threshold. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks of associated with the underlying asset in general and the underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

♦Changes affecting an underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of the index sponsor as specified under “Information About the Underlying Asset” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Further, indices like the underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable underlying asset) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor as specified under “Information About the Underlying Asset” (the “index sponsor”) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might adversely affect the market value of, and return on, your Notes.

♦The underlying asset reflects price return, not total return — The return on your Notes is based on the performance of the underlying asset, which reflects the changes in the market prices of the underlying constituents. They are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or dividend component.

Estimated Value Considerations

♦The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset and underlying constituents, any expected dividends on the underlying constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; any expected dividends on the underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential conflicts of interest — UBS and its affiliates may engage in business with an underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. Moreover, UBS may elect to call the Notes pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the Notes, such as, but not limited to, those described above under “— UBS may elect to call the Notes and the Notes are subject to reinvestment risk” and “—     An investment in Notes with coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes, if any, based on the observed closing level of the underlying asset on the final valuation date. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs or is continuing on the trade date or the final valuation date. As UBS determines the economic terms of the Notes, including the coupon rate, call dates and downside threshold, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset or underlying constituents, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset or underlying constituents, as applicable, may adversely affect the level of the underlying asset and, therefore, the market value of, and return on, the Notes.

♦Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings with respect to, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings with respect to, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan with respect to UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract” in the accompanying product supplement.

Hypothetical Examples of How the Notes Might Perform and Return Table

The below examples and hypothetical return at maturity table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon an issuer call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 15 months
Initial Level:	4,000
Coupon Rate*:	6.00% per annum (or 0.50% per month)
Coupon:	$0.05 per month
Call Dates:	Monthly (beginning after 3 months)
Downside Threshold:	3,000 (which is equal to 75.00% of the Initial Level)

*  Coupons will be paid in arrears in equal installments during the term of the Notes on each Coupon Payment Date, unless UBS has previously elected to call the Notes. The total coupons paid will be based on the duration of the Notes.

Example 1 — UBS elects to call the Notes on the first Call Date.

Payment on Call Settlement Date:	$10.05
Coupons Previously Paid:	$ 0.10
Total:	$10.15
Total Return on the Notes:	1.50%

Because UBS elects to call the Notes on the first call date (which is approximately 3 months after the trade date), on the call settlement date UBS will pay a cash payment equal to $10.05 per Note, reflecting the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payment of $0.10 received with respect to the prior coupon payment dates, UBS will have paid you a total of $10.15 per Note, for a total return of 1.50% on the Notes. You will not receive any further payments on the Notes.

Example 2 — UBS elects to call the Notes on the third Call Date.

Payment on Call Settlement Date:	$10.05
Coupons Previously Paid:	$ 0.20
Total:	$10.25
Total Return on the Notes:	2.50%

Because UBS elects to call the Notes on the third call date (which is approximately 5 months after the trade date), on the call settlement date UBS will pay a cash payment equal to $10.05 per Note, reflecting the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $0.20 received with respect to the prior coupon payment dates, UBS will have paid you a total of $10.25 per Note, for a total return of 2.50% on the Notes. You will not receive any further payments on the Notes.

Example 3 — UBS does not elect to call the Notes and the Final Level is equal to or greater than the Downside Threshold.

Final Level:	3,500
Payment on Maturity Date:	$10.05
Coupons Previously Paid:	$ 0.70
Total:	$10.75
Total Return on the Notes:	7.50%

Because UBS does not elect to call the Notes and the final level is equal to or greater than the Downside Threshold, at maturity UBS will pay you a total of $10.05 per Note, reflecting the principal amount plus the coupon for the maturity date. When added to the coupon payments of $0.70 received with respect to the prior coupon payment dates, UBS will have paid you a total of $10.75 per Note, for a total return of 7.50% on the Notes.

Example 4 — UBS does not elect to call the Notes and the Final Level is less than the Downside Threshold.

Final Level:	1,600
Payment on Maturity Date:	$4.05
Coupons Previously Paid:	$ 0.70
Total:	$4.75
Total Return on the Notes:	-52.50%

Because UBS does not elect to call the Notes and the final level is less than the Downside Threshold, at maturity UBS will pay you a total of $4.05 per Note, reflecting the payment at maturity plus the coupon for the maturity date. When added to the coupon payments of $0.70 received with respect to the prior coupon payment dates, UBS will have paid you a total of $4.75 per Note, for a loss on the Notes of 52.50%.

Hypothetical Return at Maturity

The table below illustrates the payment at maturity if UBS does not elect to call the Notes based on the assumptions above (the actual terms for each Note are indicated on the cover hereof; amounts have been rounded for ease of reference).

Underlying Asset			The Hypothetical Final Level is Equal to or Greater Than the Hypothetical Downside Threshold		The Hypothetical Final Level is Less Than the Hypothetical Downside Threshold
Hypothetical Final Level	Underlying Return	Total Return on the Underlying Asset at Maturity	Total Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity	Total Payment at Maturity + Coupon Payments(1)	Total Return on the Notes
5,600.00	40.00%	40.00%	$10.75	7.50%	n/a	n/a
5,400.00	35.00%	35.00%	$10.75	7.50%	n/a	n/a
5,200.00	30.00%	30.00%	$10.75	7.50%	n/a	n/a
5,000.00	25.00%	25.00%	$10.75	7.50%	n/a	n/a
4,800.00	20.00%	20.00%	$10.75	7.50%	n/a	n/a
4,600.00	15.00%	15.00%	$10.75	7.50%	n/a	n/a
4,400.00	10.00%	10.00%	$10.75	7.50%	n/a	n/a
4,200.00	5.00%	5.00%	$10.75	7.50%	n/a	n/a
4,000.00	0.00%	0.00%	$10.75	7.50%	n/a	n/a
3,600.00	-10.00%	-10.00%	$10.75	7.50%	n/a	n/a
3,200.00	-20.00%	-20.00%	$10.75	7.50%	n/a	n/a
3,000.00	-25.00%	-25.00%	$10.75	7.50%	n/a	n/a
2,800.00	-30.00%	-30.00%	n/a	n/a	$7.75	-22.50%
2,400.00	-40.00%	-40.00%	n/a	n/a	$6.75	-32.50%
2,000.00	-50.00%	-50.00%	n/a	n/a	$5.75	-42.50%
1,600.00	-60.00%	-60.00%	n/a	n/a	$4.75	-52.50%
1,200.00	-70.00%	-70.00%	n/a	n/a	$3.75	-62.50%
800.00	-80.00%	-80.00%	n/a	n/a	$2.75	-72.50%
400.00	-90.00%	-90.00%	n/a	n/a	$1.75	-82.50%
0.00	-100.00%	-100.00%	n/a	n/a	$0.75	-92.50%

(1) Payment consists of the payment at maturity plus hypothetical coupon payments of 6.00% per annum. The total return on the Notes at maturity will depend on the final level of the underlying asset.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If UBS does not elect to call the Notes, you may lose a significant portion or all of your initial investment. Specifically, if UBS does not elect to call the Notes and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. UBS may elect to call the Notes at its discretion in whole, but not in part, on any call date regardless of the closing level of the underlying asset on such call date.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of the underlying asset from January 1, 2012 through August 3, 2022, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the underlying asset on August 3, 2022 was 4,155.17. The dotted line represents the downside threshold of 3,116.38, which is equal to 75.00% of the initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Consequences. The U.S. federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying asset. The terms of the Notes require (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term of greater than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.

Put option component — The put option component would generally not be taxed until the taxable disposition of the Notes. At such time, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid or, if the final level is less than the downside threshold, the put option will be exercised at maturity and you will recognize short-term capital gain or loss equal to (i) the amount of cash received less (ii) the principal amount of your Notes less (iii) the total of the put option component of coupon payments received by you.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate	Interest on Debt Component	Put Option Component
8.81% per annum	4.86% per annum	3.95% per annum

We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non‑U.S. holder in the case of a USRPHC, upon the taxable disposition of a Note. Both U.S. holders and non‑U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC or USRPHC.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the U.S. federal income tax treatment, it is possible that your Notes could be treated as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes and to read the discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement for a more detailed description of the tax treatment of your Notes.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and “FATCA,” discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. Subject to Section 897 of the Code, discussed above, and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset or any underlying constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset, the underlying constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying asset, the underlying constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 4 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated March 8, 2022 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.